Exhibit 99.12

Deed of Charge of Shares

Dated 15 September 2017

Between

(1)	Shin Nippon Biomedical Laboratories, Ltd. (Singapore Branch) (UEN No. T17FC0091B), a company incorporated under the laws of Japan and registered as a foreign company in Singapore with its registered office at 51 Anson Road, #12-51 Anson Centre, Singapore 079904 (Chargor); and

(2)	Kagoshima Bank, Ltd. (Registration No. 3400-01-000826), a Japanese banking corporation with its registered office at 6-6 Kinsei-cho, Kagoshima-shi, Kagoshima 892-0828 Japan (Chargee),

(each referred to as a Party and collectively as the Parties).

Recitals

A	Wave Life Sciences Ltd. (Registration No. 201218209G) (WAVE) is a company incorporated under the laws of Singapore and having its registered office at 8 Cross Street, #10-00, PWC Building, Singapore 048424.

B	The Chargor is the legal and beneficial owner of 1,984,130 Ordinary Shares and 3,901,348 Series A Preferred Shares in the paid-up capital of WAVE.

C	The Chargor and Chargee have entered into a loan agreement (Kinsen-Shohitaishaku-Keiyakushousho) dated 23 September 2016 (Loan Agreement), pursuant to which the Chargee had agreed to make available to the Chargor a loan of JPN 3,400,000,000 (Loan). A copy of the Loan Agreement is attached as Schedule A hereto.

D	In connection with the Loan Agreement, the Chargor has agreed to grant a first ranking security to the Chargee to secure the performance of its obligations under the Loan Agreement. In furtherance thereof, the Parties now enter into this Deed.

Agreed Terms

1	Definitions and interpretation

1.1	Definitions

In this Deed:

Act means the Conveyancing and Law of Property Act (Chapter 61 of Singapore).

Business Day means a day (other than a Saturday, Sunday or public holiday) when banks in Singapore and Japan are open for business.

Companies Act means the Companies Act (Chapter 50 of Singapore).

Event of Default means the events set out in Clauses 6 of the Loan Agreement.

Loan has the meaning given in Recital C.

Loan Agreement has the meaning given in Recital C.

Receiver means a receiver, Official Assignee or trustee in bankruptcy, in each case, appointed under this Deed.

Related Rights means the rights to receive:

(a)	any dividend, interest or other distribution paid or payable in relation to any Secured Shares; and

(b)	all other rights, voting rights, any allotment, accretion, right, money or property accruing, offered or issued at any time in relation to any Secured Shares by way of redemption, substitution, exchange, conversion, bonus or preference, under option rights or otherwise.

(c)	the proceeds of sale of all or any part of the Secured Shares; and

(d)	any other moneys paid or payable in respect of the Secured Shares.

Secured Liabilities means:

(a)	all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) due from and owing from the Chargor to the Chargee under the Loan Agreement together with all interest (including, without limitation, default interest) accruing in respect of such monies or liabilities; and

(b)	all costs and expenses (including all goods and services, value added and other duties or taxes payable in such costs and expenses) incurred by the Chargee in connection with the enforcement of, or the preservation of, its rights against the Chargor under the Loan Agreement.

Secured Shares means: (i) the 915,464 Ordinary Shares of WAVE; (ii) all present and future shares in the paid-up share capital of WAVE accruing to the aforementioned shares (including any share splits, consolidations or conversions); and (iii) their corresponding Related Rights, which are owned by the Chargor or held by any nominee on his behalf, or to be owned by him or to be held by any nominee on his behalf, and where the context permits, a reference to Secured Shares shall include:

(a)	any part of that Secured Shares;

(b)	the proceeds of that Secured Shares; and

Security Interest means any mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect (including without limitation, title transfer and retention arrangements).

Security Period means the period beginning on the date of this Deed and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

WAVE has the meaning given in Recital A.

1.2	Interpretation

In this Deed, unless otherwise specified:

(a)	The term Security means any security created by this Deed.

(b)	Headings are for ease of reference only and shall not be taken into account in construing this Deed.

(c)	References to this Deed or any other document shall be construed as references to this Deed or that other document as amended, varied, novated, supplemented or replaced from time to time.

(d)	References to any recital, Clause, paragraph or Schedule are to those contained in this Deed, and references to a Part of a Schedule are to the part of the Schedule in which the reference appears. The Schedules form part of this Deed and shall have effect as if set out in full in the body of this Deed. Any Reference to this Deed includes the Schedules.

(e)	References to a Party mean a party to this Deed including that party’s successors in title and assigns or transferees permitted in accordance with the terms of this Deed provided that the relevant property, right or liability has been properly assigned or transferred to such person.

(f)	References to any words in the singular include the plural and vice versa.

(g)	The expression law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any present or future directive, request, requirement or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, request, requirement or guideline is addressed).

(h)	References to a person (or to a word importing a person) shall be construed so as to include an individual, firm, partnership, trust, joint venture, company, corporation, body corporate, unincorporated body, association, organisation, any government, or state or any agency of a government or state, or any local or municipal authority or other governmental body (whether or not in each case having separate legal personality).

(i)	The words include, including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words.

(j)	The words other and otherwise shall not be construed ejusdem generis with any foregoing words where a wider construction is possible.

(k)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(l)	If the Chargee considers that an amount paid under the Loan Agreement is capable of being avoided or otherwise set aside on the liquidation or judicial management of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(m)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act, (Chapter 53B of Singapore) and notwithstanding any term of this Deed, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of this Deed.

2	Grant of security

2.1	General

2.1.1	All the Security:

(a)	is created in favour of the Chargee;

(b)	is created over the Secured Shares; and

(c)	is security for the payment, discharge and performance of all the Secured Liabilities.

2.1.2	If the rights of the Chargor in respect of the Secured Shares cannot be charged without the consent of any other person:

(a)	the Chargor must notify the Chargee promptly; and

(b)	the Chargor must use its best endeavours to obtain such consent.

2.1.3	The fact that the details of any assets in this Deed are incorrect or incomplete shall not affect the validity or enforceability of this Deed in respect of the assets of the Chargor.

2.2	Fixed Charge

The Chargor charges in favour of the Chargee by way of a first fixed charge:

(a)	all the Secured Shares owned by it or held by any nominee on its behalf; and

(b)	all the Related Rights.

2.3	Nature of security

The Chargor represents and warrants to the Chargee that this Deed creates the Security it purports to create and is not liable to be amended or otherwise set aside on the bankruptcy of the Chargor or otherwise.

3	Representation and warranties

3.1	General

(a)	The Chargor represents and warrants to and for the benefit of, and with, the Chargee that each warranty set out in this Clause 3 is true, accurate and not misleading on the date of this Deed.

(b)	The Chargor is deemed to represent and warrant to the Chargee that each warranty in Clause 3 is true, accurate and not misleading on each day of the Security Period by reference to the facts and circumstances existing at the relevant time.

3.2	Authorisation and capacity

3.2.1	The Chargor is a corporate entity duly incorporated and validly existing under its laws of incorporation.

3.2.2	The Chargor has full capacity, power and authority to enter into and perform its obligations or implement the transactions contemplated by the Loan Agreement and/or this Deed.

3.2.3	This Deed, and all the transactions and documents contemplated hereunder, when duly executed, shall constitute the Chargor’s legal, valid, binding and enforceable obligations and are in the proper form for enforcement in all applicable jurisdictions.

3.2.4	The Chargor’s entry into and performance of, or compliance with its obligations under this Deed and all transactions contemplated hereunder do not and will not:

(a)	result in a breach of any provision of its constitutional documents;

(b)	result in a breach of any agreement, licence or other instrument or of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party to or by which it is bound; or

(c)	result in a breach of any law.

3.2.5	All actions, conditions and things required to be taken, fulfilled and done for the Chargor to enter into and perform or comply with its obligations and transactions contemplated under this Deed have been taken, fulfilled and done (including without limitation the obtaining of any necessary consents or licences or the making of any disclosures, filings or registrations and the taking of all appropriate and necessary corporate actions to authorise the execution and performance of its obligations hereunder).

3.3	Shares

(a)	The Chargor is the sole legal and beneficial owner of the Secured Shares, which are registered in its name.

(b)	The Secured Shares are duly authorized, validly issued and fully paid and are not subject to any option to purchase or similar rights.

(c)	The constitutional documents of WAVE do not:

(i)	restrict or inhibit any transfer of the Secured Shares on creation or enforcement of the Security; or

(ii)	contain any pre-emption rights.

3.4	Security

3.4.1	This Deed is and will continue to be effective security over all and every part of the Secured Shares under all applicable jurisdictions (including but not limited to Singapore and Japan).

3.4.2	Other than the Security created under this Deed, the Secured Shares are and will be free from all Security Interests, with all rights, title and interests attaching thereto.

3.5	No adverse claims

The Chargor has not received, or acknowledged notice of, any adverse claim by any person in respect of the Secured Shares or any interest in them.

3.6	No adverse effects

There are no covenants, agreements, reservations, conditions, interests, rights or other matters whatsoever, that materially and adversely affect the Secured Shares.

3.7	Information

3.7.1	The Chargor has made full disclosure of all material information, facts and circumstances in the context of the Loan Agreement, this Deed, and all transactions and documents contemplated in connection with the Loan Agreement and/or this Deed.

3.7.2	All information provided by or on behalf of the Chargor to the Chargee or its agents, employees or professional advisers in the course of any investigations or negotiations leading to the Loan Agreement or in the course of any due diligence or other investigations carried out by or on behalf of the Chargee, was when given, and remains, true and accurate and not misleading in any material respect.

3.7.3	The Chargor has not omitted to supply any information which, if disclosed, might make the information provided untrue, inaccurate or misleading in any material respect, or might adversely affect the decision of a reasonable person considering whether or not to enter into the Loan Agreement with the Chargor.

4	Covenants

The Chargor hereby irrevocably covenants and undertakes with the Chargee the following.

4.1	Deposit

4.1.1	Upon the execution of this Deed, the Chargor must immediately deliver to the Chargee, or as the Chargee may direct:

(a)	the original instruments of transfer (duly completed and executed by or on behalf of the Chargor) in respect of the Secured Shares, but with the consideration, dates and names of the transferees left blank; and

(b)	any other documents (in each case duly completed and executed by or on behalf of the Chargor) that the Chargee may request to enable it, or any of its nominees, or any purchaser or transferee, to be registered as the owner of, or otherwise obtain legal or beneficial ownership to, or to perfect its security interest in any of the Secured Shares, so that the Chargee may, at any time and without notice to the Chargor, complete and present those instruments of transfer and other documents to WAVE for registration and/or transfer.

4.1.2	Within 10 Business Days from the date of this Deed, the Chargor must deliver all original share certificates and other documents of title or evidence of ownership in relation to the Secured Shares;

4.1.3	As soon as practicable after the accrual, offer or issue of any Related Rights (in the form of stocks, shares, rights, warrants or other securities) in which the Chargor has a beneficial interest, the Chargor shall procure the delivery to the Chargee of

(a)	(in the case of Related Rights which are represented by share certificates) (i) all original share certificates and other documents of title representing those Related Rights and (ii) such share or stock transfer forms or other instruments of transfer (executed in blank by or on behalf of the Chargor) in respect of those Related Rights as the Chargee may request; and

(b)	(in the case of Related Rights which are not represented by share certificates) all such documents, notices or instruments duly executed by the Chargor and/or the relevant person or persons as may be required or deemed necessary by the Chargee to grant or create in favour of the Chargee or their nominees a first priority security interest by way of a charge in the Related Rights in accordance with any law as may be applicable to such Related Rights.

4.2	Disposal restrictions

Except with the prior written consent of the Chargee, the Chargor must not:

(a)	create, purport to create or permit to subsist any Security Interest on, or in relation to, any of the Secured Shares and/or the Related Rights other than this Security;

(b)	sell, assign, transfer, licence, lease, part with possession or otherwise dispose of in any manner (or purport to do so) of any part of or any interest, whether legal or beneficial, of the Secured Shares and/or the Related Rights; or

(c)	create or grant (or purport to create or grant) any interest in the Secured Shares in favour of any third party.

4.3	Preservation of Secured Shares

The Chargor shall not do, or permit to be done, any act or thing that would or might depreciate, jeopardise or otherwise prejudice the Security, or diminish the value of any of the Secured Shares and/or the Related Rights or the effectiveness of the Security.

4.4	Compliance with laws and regulations

4.4.1	The Chargor shall comply with the requirements of any laws or regulations relating to or affecting the Secured Shares or this Security or the use of them or any part of them. In particular, as a foreign company under Division 2 of Part XI of the Companies Act (Chapter 50 of Singapore), the Chargor shall ensure that particulars of this Deed are submitted to the Accounting and Corporate Regulatory Authority of Singapore for registration within 3 Business Days from the date this Deed is executed.

4.4.2	The Chargor shall at its own expense promptly do all acts and execute all documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Chargee may reasonably specify (and in such form as the Chargee may reasonably require):-

(a)	to perfect the charge(s) created or intended to be created under or evidenced by this Deed or for the exercise of any rights, powers and remedies of the Chargee provided by or pursuant to this Deed or by law; or

(b)	to facilitate the realisation of the assets which are or are intended to be, the subject of the charge(s) created by this Deed; and

take all such action as is available to the Chargor (including making all filings and registrations, including the registration with the Accounting and Corporate Regulatory Authority as mentioned in Clause 4.4.1) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any charges conferred or intended to be conferred on the Chargee by or pursuant to this Deed.

4.5	Enforcement of rights

The Chargor shall use its best endeavours to enforce any rights and commence, continue or defend any proceedings relating to any of the Secured Shares which the Chargee may require from time to time.

4.6	Notifications

The Chargor shall, promptly on becoming aware of any of the same, notify the Chargee in writing of:

(a)	any event or development making untrue, or any material change affecting, any of its representations, warranties, undertakings, agreements or indemnities herein at any time and will take such steps as may be reasonably requested by the Chargee to remedy the same;

(b)	any breach of any covenant set out in this Deed; and

(c)	any Event of Default.

4.7	Nominations

4.7.1	The Chargor shall immediately terminate all nominations it may have made in respect of any Secured Shares and, pending such termination, procure that any person so nominated:

(a)	does not exercise any rights in respect of any Secured Shares without the prior written consent of the Chargee; and

(b)	unless prohibited by any applicable insider trading laws, immediately upon receipt by it, forward to the Chargee all communications or other information received by it in respect of any Secured Shares for which it has been so nominated.

4.7.2	The Chargor shall not at any time during the Security Period exercise the right to nominate any person other than the Chargee to enjoy or exercise any right relating to any of the Secured Shares.

4.8	Pre-emption rights and restrictions on transfer

The Chargor shall:

(a)	obtain all consents, waivers, approvals and permissions that are necessary, under the constitutional documents of WAVE, for the transfer of the Secured Shares to the Chargee or its nominee, or to a purchaser on enforcement of the Security constituted by this Deed;

(b)	procure the amendment of any share transfer provisions (if any) under the constitutional documents or otherwise of WAVE in any manner that the Chargee may require in order to permit the transfer of the Secured Shares to the Chargee or its nominee, or to a purchaser on enforcement of the Security constituted by this Deed.

4.8.2	The Chargor shall not at any time during the Security Period exercise the right to nominate any person other than the Chargee to enjoy or exercise any right relating to any of the Secured Shares.

4.9	Changes to rights

4.9.1	The Chargor must not take, or allow the taking of, any action on its behalf which may result in the rights attaching to, or conferred by, any of the Secured Shares being altered.

4.9.2	The Chargor shall not cause or permit:

(a)	any of the Secured Shares to be consolidated, sub-divided or converted;

(b)	the other shares of WAVE to be re-organized or exchanged.

4.9.3	Without prejudice to Clause 4.9.2, the Chargor shall promptly notify the Chargee in the event that:

(a)	any of the Secured Shares are to be consolidated, sub-divided or converted;

(b)	the other shares of WAVE to be re-organized or exchanged.

4.10	Information and other obligations

4.10.1	The Chargor shall promptly copy to the Chargee and comply with all requests for information which are within its knowledge and which are made under any law or regulation or by any listing or other authority or any similar provision contained in any constitutional document relating to WAVE or any of the Secured Shares. If the Chargor fails to do so, the Chargee may elect to provide such information as it may have on behalf of the Chargor.

4.10.2	The Chargor shall promptly following receipt, send to the Chargee copies of any notice, circular, report, accounts and any other document received by it that relates to the Secured Shares.

4.10.3	The Chargor shall promptly notify the Chargee in writing of any action, claim, notice or demand made by or against it in connection with all or any part of the Secured Shares, or of any fact, matter or circumstance which may, with the passage of time, give rise to such an action, claim, notice or demand, together with, in each case, the Chargor’s proposals for settling, liquidating, compounding or contesting any such action, claim, notice or demand and shall, subject to the Chargee’s prior approval, implement those proposals at its own expense.

4.10.4	The Chargor must comply with all other conditions and obligations assumed by it in respect of the Secured Shares.

4.10.5	The Chargee is not obliged to:

(a)	perform any obligation of the Chargor;

(b)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(c)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of the Loan Agreement and/or the Secured Shares.

5	Voting rights and dividends

5.1	Before enforcement

5.1.1	Before this Security becomes enforceable, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Secured Shares provided that:

(a)	it shall not do so in any way that would breach any provision of the Loan Agreement or this Deed; or

(b)	the exercise of, or failure to exercise, those voting rights or other rights and powers would not have an adverse effect on the value of any of the Secured Shares or otherwise prejudice this Security.

5.1.2	Before this Security becomes enforceable, the Chargor may retain and apply for its own use all dividends, interest and other monies paid or payable in respect of the Secured Shares.

5.1.3	The Chargor shall indemnify the Chargee against any loss or liability incurred by the Chargee (or its nominee) as a consequence of the Chargee (or its nominee) acting in respect of the Secured Shares at the direction of the Chargor.

5.1.4	The exercise or non-exercise of any voting rights or otherwise by the Chargee is not to be construed as permitting or agreeing to any variation or other change in the rights attaching to or conferred by any of the Secured Shares which the Chargee considers prejudicial to, or impairing the value of, this Security.

5.1.5	The Chargor shall pay when due all calls or other payments that may be or become due in respect of any of the Secured Shares. In case of default by the Chargor in such payment, the Chargee may (but shall not be obliged to) make such payment on behalf of the Chargor in which case any sums paid by the Chargee shall be reimbursed by the Chargor to the Chargee on demand.

5.2	Following an Event of Default

5.2.1	This Security will become immediately enforceable:

(a)	if an Event of Default occurs; or

(b)	if the Chargor fails to discharge any payment obligations at the stated maturity date under the Loan Agreement.

5.2.2	After this Security has become enforceable, the Chargee may at its discretion (in the name of the Chargor or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor):

(a)	exercise or refrain from exercising (or direct its nominee to exercise or refrain from exercising) all voting rights and any other powers or rights in respect of the Secured Shares, and the Chargor shall comply, or procure compliance, with any directions the Chargee may give, in its absolute discretion, in respect of the exercise of those voting and other rights and powers;

(b)	apply all dividends, interest or other monies paid or payable in respect of the Secured Shares and, if any such dividends, interest or other monies are received by or on behalf of the Chargor, the Chargor shall hold all such dividends, interest and other monies on trust for the Chargee and shall immediately pay them to the Chargee or as it may direct;

(c)	transfer the Secured Shares into the names of the Chargee (or its nominees), and for this purpose, complete all instruments of transfer held by the Chargee in relation to the Secured Shares in favour of the Chargee (or its nominees) and have the Secured Shares transferred into the name of the Chargee (or its nominees) or, as applicable, into an account in the name of the Chargee (or its nominees); and

(d)	in addition to any other power created under this Deed, exercise or refrain from exercising (or direct its nominee to exercise or refrain from exercising) all the powers and rights conferred on or exercisable by the legal or beneficial owner of the Secured Shares.

5.2.3	The Chargor irrevocably appoints the Chargee or its nominee as its proxy to exercise all voting rights in respect of the Secured Shares with effect from the day the Security becomes enforceable to the extent that such Secured Shares remain registered in its name.

5.3	Discretion

After this Security has become enforceable, the Chargee may in its absolute discretion enforce all or any part of this Security in any manner and on the terms it sees fit, and take possession of and hold or dispose all or any part of the Secured Shares. The power of sale and other powers conferred by Section 24 of the Act, as amended by this Deed, will be immediately exercisable at any time after this Security has become enforceable.

6	Enforcement of Security

6.1	General

6.1.1	Subject to Clause 5.3, the statutory power of sale and the other statutory powers conferred on mortgagees by section 24 of the Act as varied and extended by this Deed shall arise on the date of this Deed and may be exercised by the Chargee free from the restrictions imposed by section 25 of the Act.

6.1.2	Section 25 of the Act (restricting the power of sale) and section 21 of the Act (restricting the right of consolidation) do not apply to this Security.

6.1.3	Neither the Chargee nor any Receiver will be liable, by reason of entering into possession of a Secured Share, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

6.1.4	Each Receiver and the Chargee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the Act, except that Section 25 of the Act does not apply.

6.2	Protection of third parties

No person (including a purchaser) dealing with the Chargee or a Receiver or its agents will be concerned to enquire:

(a)	whether any of the Secured Liabilities have become due or payable, or remain unpaid or undischarged;

(b)	whether any power which the Chargee or a Receiver is purporting to exercise has become exercisable or is being properly exercised; or

(c)	how any money paid to the Chargee or to that Receiver is to be applied.

6.3	Enforcement Expenses

The Chargor must pay to the Chargee, immediately on demand, the costs and expenses incurred by the Chargee in connection with any such redemption and/or transfer of Security, including the payment of any stamp duties, principal, interest or other taxes.

6.4	Contingencies

If the Security is enforced at a time when no amount is due under the Loan Agreement but at a time when amounts may or will become due, the Chargee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

6.5	No liability as mortgagee in possession

Neither the Chargee nor any of its nominees shall be liable to account as mortgagee in possession in respect of all or any of the Secured Shares, nor shall any of them be liable for any loss on realisation of, or for any neglect or default of any nature in connection with, all or any of the Secured Shares for which a mortgagee in possession might be liable as such.

6.6	Conclusive discharge to purchasers

The receipt of full consideration from a purchaser to the Chargee, the Receiver or any of the Chargee’s nominees shall be a conclusive discharge to that purchaser and, in making any sale or other disposal of any of the Secured Shares or in making any acquisition in the exercise of their respective powers, the Chargee, the Receiver or any of the Chargee’s nominees may do so for any consideration, in any manner and on any terms that it thinks fit.

7	Receiver

7.1	Appointment of Receiver

7.1.1	The Chargee may appoint any one or more persons to be a Receiver of all or any part of the Secured Shares if:

(a)	this Security has become enforceable; or

(b)	any corporate action, legal proceedings or other procedure or step is taken in relation to the winding-up, amalgamation, reconstruction, administration, judicial management, dissolution, liquidation, merger or consolidation of the Chargor; or

(c)	the Chargor so requests the Chargee in writing at any time.

7.1.2	Any appointment under sub-Clause 7.1.1 above may be by deed, under seal or in writing under its hand without any notice or further notice.

7.1.3	Any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 29(1) of the Act) does not apply to this Deed.

7.1.4	Any Receiver referred to in this Clause 7 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore).

7.2	Removal

Subject to the provisions of the Companies Act, the Chargee may by deed, under seal or in writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

7.3	Remuneration

The Chargee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 29(6) of the Act will not apply.

7.4	Agent of the Chargor

7.4.1	A Receiver will be deemed to be the agent of the Chargor for all purposes and the Chargor alone is responsible for the remuneration, contracts, engagements, acts, omissions, defaults costs, losses, liabilities and expenses of a Receiver and for liabilities incurred by a Receiver.

7.4.2	The Chargee will not incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

7.5	Relationship with Chargee

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Chargee in relation to any Secured Shares without first appointing a Receiver or notwithstanding the appointment of a Receiver.

8	Powers of Receiver

8.1	General

8.1.1	A Receiver has all of the rights, powers and discretions set out below in this Clause 8 in addition to those conferred on it by any law including the rights, powers, privileges and immunities conferred by the Companies Act and the Act on (a) mortgagees, (b) mortgagees in possession and (c) administrative or other receivers duly appointed under the Companies Act and/or the Act.

8.1.2	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

8.1.3	Any Receiver may be appointed Receiver of all of the Secured Shares and/or Related Rights or Receiver of a part of the Secured Shares and/or the Related Rights specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in this Clause 8 shall have effect as though every reference in this Clause 8 to any Secured Shares and/or Related Rights were a reference to the part of those assets so specified or any part of those assets.

8.1.4	Notwithstanding any provisions herein, any powers of Receiver shall be exercisable only if the Security becomes enforceable in accordance with this Deed.

8.2	Possession

A Receiver may take immediate possession of, get in and collect any Secured Shares and/or Related Rights and require payment to him of any book debts or credit balance on any account.

8.3	Sale of assets

8.3.1	A Receiver may sell, exchange, convert into money and realise any Secured Shares by public auction or private contract and generally in any manner and on any terms which he thinks fit.

8.3.2	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

8.4	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Secured Shares and/or the Related Rights.

8.5	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Secured Shares and/or the Related Rights which he thinks fit.

8.6	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Secured Shares.

8.7	Delegation

A Receiver may delegate his powers in accordance with this Deed.

8.8	Other powers

8.8.1	A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Secured Shares and/or the Related Rights or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Secured Shares all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Secured Shares; and

(c)	use the name of the Chargor for any of the above purposes.

8.8.2	A Receiver may also:-

(a)	redeem any Security Interest (whether or not having priority to the Security) over the Secured Shares and/or the Related Rights and to settle the accounts of any person with an interest in the Secured Shares and/or the Related Rights; and

(b)	exercise all powers set out in the Companies Act as now in force (whether or not in force at the date of exercise) and any powers added thereto after the date of this Deed.

9	Application of proceeds

Any moneys received by the Chargee or any Receiver after this Security has become enforceable must be applied in the following order of priority:

(a)	in or towards payment of or provision for all costs and expenses incurred by the Chargee or any Receiver under or in connection with this Deed, and of all remuneration due to any Receiver under or in connection with this Deed;

(b)	in or towards payment of or provision for the Secured Liabilities; and

(c)	in payment of the surplus (if any) to the Chargor or other person entitled to it.

This Clause 9 is subject to the payment of any claims having priority over this Security. This Clause 9 does not prejudice the right of the Chargee to recover any shortfall from the Chargor.

10	Expenses and indemnity

Each Party will pay its own costs and expenses relating to the negotiation and execution of this Deed. Subject as aforesaid, the Chargor must:

(a)	within three days of demand pay all costs and expenses (including legal fees on a full indemnity basis) incurred in connection with this Deed by the Chargee, Receiver, attorney, manager, agent or other person appointed by the Chargee under this Deed; and

(b)	keep each of them indemnified against any failure or delay in paying those costs or expenses.

Any such person who is not a party to this Deed may rely on this Clause 10 and enforce its terms under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore.

11	Delegation

11.1	Power of Attorney

The Chargee or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

11.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Chargee or any Receiver may think fit.

11.3	Liability

Neither the Chargee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate except to the extent causes by its own gross negligence or wilful misconduct.

11.4	References

References in this Deed to the Chargee or a Receiver shall be deemed to include references to any delegate of the Chargee or the Receiver appointed in accordance with this Clause 11.

12	Further assurances

12.1	General requirement

The Chargor must, at its own expense, take whatever action the Chargee or a Receiver may require for:

(a)	creating, perfecting or protecting any security intended to be created by this Deed; or

(b)	facilitating the realisation of any Secured Shares, or the exercise of any right, power or discretion exercisable, by the Chargee or any Receiver or any of its delegates or sub-delegates in respect of any Secured Shares when the Security becomes enforceable in accordance with this Deed.

12.2	Execution of further documents

The requirements of this Clause 12 includes:

(a)	the re-execution of this Deed;

(b)	the giving of any good and valid instruments of transfer;

(c)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Chargee or to its nominee; and

(c)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Chargee may think expedient.

13	Power of attorney

13.1	Appointment and grant

The Chargor irrevocably appoints the Chargee, each Receiver and any of their respective delegates or sub-delegates to be its attorney or attorneys and in its name and otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, agreements, instruments, acts and things which may be required (or which the Chargee, the Receiver or any of their respective delegates or sub-delegates shall consider requisite) for carrying out any obligation imposed on the Chargor by or pursuant to this Deed, for carrying out any sale, transfer, assignment, lease or other dealings by the Chargee, the Receiver or any of their respective delegates or sub-delegates, for getting control of the Secured Shares, and generally for enabling the Chargee, the Receiver or any of their respective delegates of sub-delegates to exercise the respective powers, rights, authorities and discretions conferred on them or any of them by or pursuant to this Deed or by law and (without prejudice to the generality of the foregoing) to sign, seal and deliver and otherwise perfect any deed, assurance, agreement, assignment, charge conveyance, mortgage, transfer, instrument or act which it or he may deem proper in or for the purpose of exercising any of the such powers, rights, authorities and discretions.

13.2	Ratification

The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

13.3	Grant for Security

The power of attorney granted under this Clause 13 is as regards the Chargee, each Receiver and each of their delegates or sub-delegates (and as the Chargor hereby acknowledges) granted irrevocably and for value as part of the security constituted by this Deed to secure the interests of and the performance of the obligations owed to the Chargee.

14	Miscellaneous

14.1	Covenant to pay

The Chargor must pay to the Chargee or discharge the Secured Liabilities in the manner provided for in the Loan Agreement.

14.2	Continuing security

This Security is continuing and will extend to the ultimate balance of all the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

14.3	Reinstatement

14.3.1	If any discharge (whether in respect of the Secured Liabilities or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, bankruptcy, liquidation, judicial management or otherwise without limitation, the liability of the Chargor under this Deed shall continue as if the discharge or arrangement had not occurred.

14.3.2	The Chargee may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.4	Conversion of currency

14.4.1	Before or pending the discharge of, any of the Secured Liabilities, the Chargee may convert any monies received, recovered or realized by it under this Deed (including the proceeds of any previous conversion under this Clause) from their existing currencies of denomination into any other currencies of denomination that the Chargee may think fit.

14.4.2	Any such conversion shall be effected at the Chargee’s then prevailing spot selling rate of exchange for such other currency against the existing currency.

14.5	Additional security

This Security is in addition to and shall not be merged into or in any way excluded or prejudiced by any other security now or subsequently held by the Chargee for the Secured Liability.

14.6	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or the Chargee), but not limited to the following:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any variation or amendment (however fundamental), replacement or release under the Loan Agreement or any other document or security so that references to the Loan Agreement in this Clause shall include each variation or replacement;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under the Loan Agreement or any other document or security or the failure by the Chargor to enter into or be bound by any document to which it is supposed to be a party; or

(h)	any insolvency or similar proceedings.

14.7	Immediate recourse

14.7.1	The Chargor waives any right it may have of first requiring the Chargee (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any bankruptcy, insolvency, administration, judicial management, winding-up or liquidation proceedings relative to any party or any other person before claiming from the Chargor and/or enforcing the Security under this Deed.

14.7.2	This waiver applies irrespective of any law or any provision of the Loan Agreement or this Deed to the contrary.

14.8	Appropriations

Until all the Secured Liabilities have been irrevocably paid in full, the Chargee may without affecting the liability of the Chargor under this Deed:

(a)	either:

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by the Chargee against those amounts or the Secured Liabilities, after this Security has become enforceable; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in a suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed without liability to pay interest on those moneys, and with a view of preserving the right of the Chargee to prove for the whole of the moneys owing by the Chargor.

14.9	Non-competition

14.9.1	Unless:

(a)	all amounts which may be or become payable by the Chargor under or in connection with Loan Agreement have been irrevocably paid in full; or

(b)	the Chargee otherwise directs,

the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:

(i)	be subrogated to any rights, security or moneys held, received or receivable by the Chargee (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of WAVE in competition with the Chargee (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of WAVE, or exercise any right of set-off as against WAVE.

14.9.2	The Chargor must hold in trust for and must immediately pay or transfer to the Chargee any payment or distribution or benefit of security received by it contrary to this Clause 14.9 or in accordance with any directions given by the Chargee under this Clause 14.9.

14.10	Assignment and transfer

(a)	At any time, without the consent of the Chargor, the Chargee may assign or transfer all or any of its rights and obligations under this Deed.

(b)	The Chargee may disclose to any actual or proposed assignee or transferee any information in its possession that relates to the Chargee, the Loan Agreement, the Secured Shares and this Deed that the Chargee considers appropriate.

(c)	The Chargor may not assign any of its rights, or transfer any of its rights or obligations, under this Deed.

15	Release

At the end of the Security Period:

(a)	this Deed shall automatically terminate; and

(b)	the Chargee must, at the request and cost of the Chargor, take whatever action is necessary to release the Secured Shares from this Security.

16	Indulgence

The Chargee may, at its discretion, grant time or other indulgence or make any other arrangement, variation or release with any person not being a party to this Deed (whether or not such person is jointly liable with the Chargor) in respect of any of the Secured Liabilities or of any other security for them without prejudice either to this Deed or to the liability of the Chargor for the Secured Liabilities.

17	Language

Any notice given in connection with this Deed must be in Japanese.

18	Set-off

18.1	Chargee’s right of set-off

The Chargee may at any time set off any liability of the Chargor to the Chargee against any liability of the Chargee to the Chargor to the extent permitted under the Loan Agreement.

18.2	No obligation to set-off

The Chargee is not obliged to exercise its rights under Clause 18.1. If, however, it does exercise those rights it must promptly notify the Chargor of the set-off that has been made.

18.3	Exclusion of Chargor’s right to set-off

All payments made by the Chargor to the Chargee under this Deed shall be made without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

19	Disclosure of information

19.1	Right of disclosure

Without detracting from the Chargee’s rights of disclosure under any law, the Chargee, its officers and agents may disclose in any manner howsoever, any information (which may include the Loan Agreement) relating to the Chargor or its relationship with the Chargee (including without limitation, details of the Chargor’s payment obligations under the Loan Agreement):

(a)	to any branch, representative office, affiliated, associated or related corporation of the Chargee and their respective officers, servants or agents, whether situated in or out of Singapore for credit monitoring or review purposes;

(b)	to any regulatory or supervisory authority, including any fiscal authority (whether government or quasi-government) having jurisdiction over the Chargee;

(c)	to any person with whom it may enter, or has entered into, any kind of transfer, participation, hedge or other agreement in relation to the Loan Agreement;

(d)	which is publicly available, other than as a result of a breach by the Chargee of this Clause;

(e)	in connection with any legal or arbitration proceedings;

(f)	if required to do so under any law or regulation;

(g)	to a governmental, banking, taxation or other regulatory authority;

(h)	to its professional advisers;

(i)	to a rating agency;

(j)	to a stock exchange, listing authority or similar body;

(k)	to any person in connection with or in contemplation of a securitisation or other transaction having a similar effect;

(I)	to any credit bureau of which the Chargee is a member or subscriber;

(m)	to any guarantors, third party pledgors or security providers and their respective agents and independent contractors;

(n)	to any related entity of the Chargor; or

(o)	with the agreement of the Chargor.

19.2	Prevalence over other confidentiality obligation

This Clause supersedes any previous confidentiality undertaking given by the Chargee in connection with this Deed prior to the date of this Deed.

20	Notices

All notices, requests, demands or other communications under or in connection with this Deed shall be given or made in writing and delivered by post or transmitted by electronic mail or facsimile to the relevant addresses and numbers specified below:

To the Chargor	:	Shin Nippon Biomedical Laboratories, Ltd.
Address	:	2438 Miyanoura Kagoshima 891-1394 Japan
Email	:	makino-toshihiko@snbl.co.jp
Fax	:	099-246-9051
Attention	:	Toshihiko Makino, Officer, Finance and Accounting

To the Chargee	:	Kagoshima Bank, Ltd.
Address	:	2nd floor Nakamachi Chuo Building,
7-1 Nakamachi, Kagoshima-shi, Kagoshima 892-0828 Japan
Email	:	sinsa@ml.kagin.co.jp
Fax	:	099(226) 4904
Attention	:	Hiroaki Goryo

Any notice, request or other communication addressed to any Party hereto, whether despatched by hand or transmitted by electronic mail or facsimile, shall be effective only upon actual receipt by the addressee.

21	Severability

21.1	Severance

If any provision (or part of a provision) of this Deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this Deed.

21.2	Other jurisdictions

If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Deed.

22	Amendments, waivers and remedies

22.1	Waivers

(a)	A waiver of any right or remedy under this Deed or by law, or any consent given under this Deed, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

(b)	A failure or delay by a party to exercise any right or remedy provided under this Deed or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this Deed. No single or partial exercise of any right or remedy provided under this Deed or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this Deed by the Chargee shall be effective unless it is in writing.

22.2	Remedies

The rights and remedies of the Chargee under this Deed:

(a)	may be exercised as often as necessary; and

(b)	are cumulative, in addition to and not exclusive of its rights and remedies under the general law.

23	Enforcement

23.1	Jurisdiction

(a)	The courts of Japan shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (each, a Dispute).

(b)	The Parties agree that the courts of Japan are the most appropriate and convenient courts to settle Disputes and accordingly, no Party will argue to the contrary.

(c)	This Clause 23.1 is for the benefit of the Chargee only. As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

23.2	Waiver of immunity

The Chargor irrevocably and unconditionally:-

(a)	agrees that if the Chargee brings proceedings against it or its assets in relation to this Deed, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.

24	Governing law

This Deed is governed by Singapore law.

25	Counterparts

This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute one Deed. No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

In witness whereof this Deed has been executed as a deed on the date stated at the beginning.

Executed and delivered as a deed	)
for and on behalf of	)
Shin Nippon Biomedical Laboratories, Ltd	)
by:	)

/s/ Ryoichi Nagata, MD, PhD
Director
Name of Director: Ryoichi Nagata, MD, PhD

In the presence of:

/s/ Shinji Nitanda
Witness
Name of Witness: Shinji Nitanda
Passport No: [redacted]

Schedule A

Loan Agreement

[omitted]